Exhibit 99.1

NEWS RELEASE

Contact:

Ken Golden

Director, Global Public Relations

309-765-5678

Deere announces senior management changes

MOLINE, Illinois (September 12, 2016) – Deere & Company (NYSE: DE) today announced changes to its senior management team in response to the planned retirement of a member of the company’s leadership team later this year.

The following changes are effective November 1:

•                 Michael J. Mack, Jr., 59, will retire as Group President, John Deere Financial Services, Global Human Resources and Public Affairs.

•                 Marc A. Howze, 53, is appointed Senior Vice President and Chief Administrative Officer.

•                 Cory J. Reed, 45, is appointed President, John Deere Financial.

“As a business leader, Mike Mack acted with conviction and commitment in a manner consistent with John Deere’s core values,” said Samuel R. Allen, Chairman and Chief Executive Officer. “His insightful thinking, unpretentious manner, and boundless level of energy have been an inspiration to all of us.”

Mack is retiring after more than 30 years of distinguished service. His wide-ranging career included assignments in information systems, finance, engineering, manufacturing, marketing and credit. He worked in four business divisions at Deere and was based in multiple U.S. cities as well as in Europe.

After serving in leadership positions of increasing responsibility, Mack was named Vice President and Treasurer in 2004, Senior Vice President and Chief

Financial Officer in 2006, and President of Worldwide Construction & Forestry in 2009. He moved to his present position in 2014.

As Chief Financial Officer, Mack’s leadership during the 2008 financial crisis allowed the company to maintain uninterrupted access to the credit markets.

As President of the Worldwide Construction & Forestry Division, Mack oversaw expansion of its product line, updating of the manufacturing capabilities, and broadening of its global operations.

Mack earned undergraduate and graduate degrees in mechanical engineering from Iowa State University and an MBA from the University of Chicago.

Howze is currently Vice President, Human Resources. His responsibilities will now expand to include human resources, labor relations, public affairs, communications, brand management, and security. This position will focus on improved integration of important enterprise functions to drive employee engagement and effective execution of the John Deere Strategy.

Howze joined Deere in 2001 and served in a number of positions in Deere’s legal department, including Associate General Counsel and Corporate Secretary. He later held positions in marketing, business development, and as a factory manager. Howze holds undergraduate and law degrees from the University of Michigan and an MBA from Duke University.

Reed is currently Senior Vice President in the Worldwide Agriculture & Turf Division with responsibility for the Intelligent Solutions Group. He has been instrumental in developing and implementing Deere’s precision agriculture strategy.

Reed joined Deere in 1998 and has held a variety of marketing and sales positions including marketing manager for large tractors, regional sales and marketing for John Deere International in Switzerland.  He later became Senior Vice President, Global Marketing Services for the Worldwide Agriculture & Turf Division before assuming his current role.  Reed holds an undergraduate degree in Finance from Miami (Ohio) University and a law degree from The Ohio State University.